UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2025

STORE Capital LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36739	88-4051712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8377 East Hartford Drive, Suite 100

Scottsdale, AZ 85255

(Address of Principal Executive Offices, Including Zip Code)

(480) 256-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors. Effective February 24, 2025, each of Adam Gallistel and Michael Reiter resigned from all positions that he held at STORE Capital LLC (the “Company”) and its subsidiaries, including as a member of the Board of Directors (the “Board”).

Appointment of New Directors. On February 24, 2025, in connection with the resignations of Messrs. Gallistel and Reiter, the Board authorized the appointment of Cai Wenzheng, Jared Sheiker and Colleen Collins to the Board, effective as of February 24, 2025.

Mr. Cai is the Head of Global Investments and Portfolio Strategy at GIC Real Estate. Mr. Cai joined the Real Estate Group in 2008. Prior to his current roles, he had invested across various global real estate markets based out of GIC’s New York, Shanghai and Singapore offices. He started in the Real Estate’s sector specialist team and subsequently moved on to cover corporate investments, direct investments and global strategy. Mr. Cai graduated from Singapore Management University.

Mr. Sheiker is a Principal at Blue Owl and the Chief of Staff of Blue Owl’s Real Assets Platform. In his role as Chief of Staff for Blue Owl Real Assets, where he serves as a member of the Investment Committee, he focuses on sourcing and structuring transactions, capital raising, and other real assets and corporate initiatives. Before joining Blue Owl, he was an Investment Banking Analyst at Keefe, Bruyette & Woods, a Stifel Company. Mr. Sheiker holds a BBA in Finance and Accounting from Emory University’s Goizueta Business School.

Ms. Collins is a Managing Director at Blue Owl. She serves as a member of the Blue Owl’s Net Lease investment team responsible for sourcing single tenant triple net lease real estate assets. Before joining Blue Owl, Ms. Collins was with GE Capital for over 15 years. She helped in various leadership roles in corporate finance, including running commercial teams responsible for senior debt and fixed asset finance transactions. Ms. Collins also launched a $3 billion industrial finance business as a captive finance business. Before that, she worked at a wealth advisory firm for high-net-worth families. Ms. Collins earned a Bachelor of Science in Finance and Economics, summa cum laude, from Georgetown University. Additionally, she received an MBA from Northwestern University’s Kellogg School of Management.

In accordance with the terms of the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 24, 2025 (the “LLC Agreement”), Messrs. Wenzheng and Sheiker and Ms. Collins will not be entitled to receive any compensation from the Company for their services rendered as directors.

GIC nominated Mr. Wenzheng (and had previously nominated Mr. Gallistel) to the Board, and Blue Owl nominated Mr. Sheiker and Ms. Collins (and had previously nominated Mr. Reiter) to the Board, pursuant to their Board member designation rights in the LLC Agreement. There is no family relationship between Messrs. Wenzheng and Sheiker and Ms. Collins or any of the Company’s other directors or executive officers. Mr. Wenzheng, as the Head of Global Investments and Portfolio Strategy at GIC Real Estate, is a party to the related party transactions disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORE Capital LLC

Dated: February 28, 2025

	By:	/s/ Chad A. Freed
Chad A. Freed
Executive Vice President – General Counsel